Exhibit 107

Form S-3

(Form Type)

Regions Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior debt securities(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Debt	Subordinated debt securities(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Equity	Preferred stock, par value $1 per share(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Equity	Depositary shares(1)(4)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Equity	Common stock, par value $.01 per share(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Warrants(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Stock purchase contracts(1)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Units(1)(5)	Rules 456(b) and 457(r)(2)	(3)	(3)	(3)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1) The securities of each class may be offered and sold by the Registrant and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the Registrant, or from one or more underwriters, dealers or agents.

(2) In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee subject to the conditions set forth in such rules.

(3) An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares

(4) In the event that we elect to offer fractional interests in shares of Preferred Stock, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under any such agreement.

(5) Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.